Exhibit 99.1
Arcadia Resources to Present at the 16th Annual UBS Global
Healthcare Services Conference on February 15th
Friday February 3, 10:35 am ET
SOUTHFIELD, Mich., Feb. 3 /PRNewswire-FirstCall/ — Arcadia Resources, Inc. (OTC Bulletin Board: ACDI — News), a leading national provider of home care and staffing services, including travel nursing; mail-order pharmacy; and respiratory and durable medical equipment (DME), announced today that John E. Elliott II, Chairman and CEO, Larry Kuhnert, President, and Rebecca Irish, Chief Financial Officer, all of Arcadia Resources, will participate in the UBS Global Healthcare Services Conference to be held at the Grand Hyatt, located at Park Avenue at Grand Central in New York City, on February 13-15, 2006. Arcadia management is scheduled to present on February 15, 2006 at 12:00 pm Eastern Time. Those interested in meeting Arcadia management at the conference should contact Lauren Crawford, One-on-One Coordinator, UBS Investment Bank, by calling 212-713-4345 or email at Lauren.Crawford@ubs.com.
A live audio webcast of Arcadia’s presentation will be accessible via the UBS Investment Bank website at http://www.ibb.ubs.com under the “Conferences” link. Replays will be available shortly following the initial presentation and will remain accessible for four weeks.
To help investors, analysts and media professionals navigate this specialized and complex sector, the UBS Global Healthcare Services Conference brings together dozens of industry leaders who identify near and long-term marketplace opportunities and discuss the mechanisms of healthcare delivery in the U.S. and abroad. This year’s UBS Global Healthcare Services Conference will feature presentations by senior management from over 150 firms representing acute care, alternate site, distribution, healthcare REITs, information technology, laboratory services, long-term care, managed care, pharmaceutical services, staffing and other healthcare services firms from around the globe.
About Arcadia Resources, Inc.
Arcadia Resources, Inc. operations include home health care services; non- medical and medical staffing, including travel nursing; provision of respiratory and durable medical equipment to patients in the home; a full service mail-order pharmacy; and a mail-order catalog of home health care- oriented products. The Company’s comprehensive solutions help organizations operate more effectively and with greater flexibility, while enabling individuals to manage illness and injury in the comfort of their own homes. For more information on Arcadia Resources and its products, services and SEC filings, visit: http://www.arcadiaresourcesinc.com.
For more information:
National Financial Network
Geoffrey Eiten, Investor Relations
781-444-6100 x613
geiten@nationalfc.com
http://www.nfnonline.com/acdi

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